UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

CST Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35743	46-1365950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way, Building D, Suite 200 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 692-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On August 6, 2014, CST Brands, Inc. (“CST”) entered into an agreement to purchase (the “GP Purchase”) from Lehigh Gas Corporation 100% of the membership interests in Lehigh Gas GP LLC, the general partner (the “General Partner”) of Lehigh Gas Partners LP, a publicly traded limited partnership traded on the New York Stock Exchange. In addition, CST entered into an agreement to purchase all of the membership interests of limited liability companies to be formed by the 2004 Irrevocable Agreement of Trust of Joseph V. Topper, Sr. and the 2008 Irrevocable Agreement of Trust of John B. Reilly, Jr., which companies will own all of the incentive distribution rights in Lehigh Gas Partners LP (the “IDR Purchase”).
The closing of the GP Purchase and the IDR Purchase are conditioned upon each other. The aggregate consideration will be $17 million in cash and 2,044,490 shares of CST common stock, a combined current value of approximately $85 million. The transactions do not involve the sale or purchase of any of the common or subordinated units of Lehigh Gas Partners LP.
The consummation of the transactions is subject to the satisfaction or waiver of certain conditions, including, among others, (i) written consent and/or waivers of default from the lenders party to, or an amendment of, the Third Amended and Restated Credit Agreement dated as of March 4, 2014 (as amended), by and among Lehigh Gas Partners LP and certain of its subsidiaries and the lenders and other parties thereto and the Credit Agreement among CST, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other financial institutions named therein, dated as of March 20, 2013, (ii) each director of the board of directors of the General Partner (other than Joseph V. Topper who will remain a director and will become a member of the board of directors of CST) delivering executed resignations, (iii) the amendment and restatement of the Omnibus Agreement dated October 30, 2012, as amended on May 1, 2014, by and among Lehigh Gas Partners LP, the General Partner, Lehigh Gas Corporation, Lehigh Gas-Ohio, LLC and Mr. Topper pursuant to which an affiliate of CST will provide management services to Lehigh Gas Partners LP, (iv) execution of an employment agreement by and between an affiliate of CST and Mr. Topper, (v) execution of a voting agreement that will require Mr. Topper to vote his common and subordinated units of Lehigh Gas Partners LP in accordance with the recommendation of the board of directors of the General Partner and his shares of CST common stock in accordance with the recommendation of the board of directors of CST, and (vi) other customary closing conditions. The transactions are expected to close early in the fourth quarter of 2014. Each of the parties to the transactions has the right to terminate the purchase agreements if the transaction is not consummated by November 1, 2014.
There can be no assurance that the transactions will be completed in the anticipated time frame, or at all, or that the anticipated benefits of the transactions will be realized.

Item 7.01.	Regulation FD Disclosure
Furnished herewith as Exhibit 99.1 are slides that senior management of CST will be utilizing in a presentation to analysts and investors during a conference call commencing at 9:00 am Central time on August 7, 2014. The slides are also available on the Company’s website at www.cstbrands.com.
The information in Exhibit 99.2 to this Current Report is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Exhibit 99.2 to this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. By filing this report on Form 8-K and furnishing the information contained in Exhibit 99.2, CST makes no admission as to the materiality of any information in Exhibit 99.2 to this report that CST chooses to disclose solely because of Regulation FD.
Safe Harbor Statement
Statements contained in the exhibit to this report that state CST’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. It is important to note that CST’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that CST has filed with the Securities and Exchange Commission.
CST undertakes no duty or obligation to publicly update or revise the information contained in this report, although the Company may do so from time to time as management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.
Item 8.01. Other Events.
On August 6, 2014, CST issued a press release announcing the transactions. In the press release, CST also announced that its board has approved a share repurchase program. The press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release dated August 6, 2014
99.2	Investor Presentation dated August 7, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CST BRANDS, INC.

/s/ Tammy V. Floyd
By:	Tammy V. Floyd
Title:	Vice President, Controller and Acting Corporate Secretary

Dated: August 6, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release dated August 6, 2014
99.2	Investor Presentation dated August 7, 2014